                                                                  EXHIBIT 10.28


       ORIGINAL EQUIPMENT AND INDEPENDENT DISTRIBUTION LICENSE AGREEMENT

         This Original Equipment and Independent Distribution License Agreement ("Agreement") is made as of July 12, 2002, by and between Rytec Corporation, with its principal offices at One Cedar Parkway, Jackson, Wisconsin 53037-0403 hereinafter "Rytec" and, SmartGate, L.C., a manufacturer of certain safety technology, organized and existing under the laws of Florida, hereinafter "SmartGate."

                                    RECITALS

         A. SmartGate is engaged in the business of marketing certain safety sensing technology products and desires that the sale and use of such products be actively and diligently promoted in the high speed industrial door industry as further defined in Exhibit "A" ("the Industry") and associated aftermarket products for the Industry.

         B. Rytec desires to actively and diligently promote the sale and use of such equipment in the Industry.

                                   COVENANTS

         In consideration of their mutual covenants and agreements contained herein, and the mutual benefits to be derived herefrom, the parties, intending to be legally bound, hereby covenant and agree as follows:

                            ARTICLE 01: DEFINITIONS

         01.1 AGREEMENT. The term "Agreement" when used herein means this document and any annex, exhibit, attachment, schedule, addendum or modification hereto, unless the context otherwise indicates.

         01.2 PRODUCT. The term "Product(s)" when used herein means the safety sensing products of SmartGate, and any improvements thereto, more specifically identified on Exhibit "B".

         01.3 CONFIDENTIAL INFORMATION. The term "Confidential Information" when used herein means and includes all know-how, designs, drawings, specifications, diagrams and all other confidential information relating to the design or manufacture of the Products, as well as customer lists, business plans, sales and marketing strategies, product research and development data, cost data, pricing information and any other confidential information, whether or not reduced to writing, relating to the business of SmartGate or Rytec which may be divulged by each to the other in the course of its performance of this Agreement and which is not generally known in the trade.

         01.4 TERRITORY. The term "Territory" when used herein means North America, Central America and South America.

                       ARTICLE 02: APPOINTMENT AND SCOPE

         02.1 APPOINTMENT. Subject to the terms and conditions and for the term of this Agreement, SmartGate hereby: (i) appoints Rytec as the exclusive manufacturer permitted to incorporate the Products into new high speed industrial doors manufactured for sale within the Territory ("Exclusive Manufacturer"); and (ii) appoints Rytec as the exclusive independent distributor for SmartGate Products for retrofit sales and use for installed high speed industrial doors with the appointment being expressly limited to the Territory ("Exclusive Distributor").

Rytec hereby accepts the appointments under subsection (i) and (ii) above and agrees to devote such time and attention to the performance of such duties as may be reasonably necessary.

         02.2 LICENSE FEE. In consideration of its appointment under subparagraph 02.1(i) and (ii) hereinabove, Rytec agrees to pay SmartGate the sum of $300,000, which shall be paid upon the execution of this Agreement (the "License Fee"). The License Fee stated in this Paragraph 02.2 shall be applied to the purchase of Products under either 02.1(i) and (ii) at the rate of $100 per Product Unit for Units purchased) by Rytec for the initial 3,000 Units so purchased.

                   ARTICLE 03: TERMS AND CONDITIONS OF SALE

         03.1 PURCHASE ORDERS. All orders for Products shall be evidenced by Rytec's purchase orders and shall be subject to SmartGate's terms and conditions of sale, a copy of which is annexed hereto as Exhibit "C". By placing each order hereunder. Rytec confirms its agreement with and acceptance of all such terms and conditions. In the event of any discrepancy between the provisions set forth herein or in such terms and conditions of sale, on the one hand, and any purchase order, order confirmation or other communication between the parties, whether or not acknowledged by the other party, the provisions hereof and of such terms and conditions shall prevail. No order for the Products shall be binding on SmartGate unless and until accepted by SmartGate. Acceptance shall be evidenced on SmartGate's standard order confirmation form.

         03.2 PRICES. The prices charged to Rytec for Products purchased hereunder shall be as set forth on Exhibit "D" hereto. Prices shall be f.o.b. Sarasota, Florida with Rytec obliged to pay all duties, fees and taxes.

         03.3 DELIVERY. Delivery terms will be agreed upon at the time of order.

         03.4 WARRANTY. All sales to Rytec shall be subject to SmartGate's warranty appended hereto as Exhibit "E".

               ARTICLE 04: RYTEC'S COVENANTS AND REPRESENTATIONS

         04.1 SALES PROMOTION. Rytec shall use its best efforts to promote. the sale of the Products to all existing and potential Customers within the Industry and Territory and will cooperate with users of the Products within the Territory.

         04.2     MINIMUM PURCHASE REQUIREMENTS.

         A. Minimum Purchase Requirements as Exclusive Manufacturer (New Doors) - :The number of Units of SmartGate Products which Rytec must purchase as original equipment for newly manufactured high speed industrial doors in order to retain the right to be the Exclusive Manufacturer pursuant to subparagraph 02.1(i) which can purchase SmartGate Products for original equipment in new high speed industrial doors is:

Minimum Purchase Requirements as Exclusive Manufacturer


                                            MINIMUM PURCHASE REQUIREMENTS
CONTRACT PERIOD                              AS MANUFACTURER (NEW DOORS)
0 - March 30, 2003                                              0 Units
April 1, 2003 to end of Year 1                  650 Units/90-day period
Year 2 of Agreement                             750 Units/90-day period
Year 3 of Agreement                             850 Units/90-day period
Year 4 of Agreement                             950 Units/90-day period
Year 5 of Agreement                           1,050 Units/90-day period

         The proportionate minimum purchase requirements shall be waived for:
(i) any period during which SmartGate fails to fulfill Rytec purchase orders with regard to the stated minimum pursuant to Schedule 03.1; and (ii) any period during which SmartGate is unable to deliver SmartGate products which perform the intended function in a commercial manner.

         Should Rytec fail to satisfy the Minimum Purchase Requirements as Exclusive Manufacturer under this subsection A, this Agreement shall remain effective and binding and Rytec shall become a non-exclusive manufacturer entitled to purchase SmartGate Products and SmartGate shall be entitled to sell its Products to other manufacturers for the integration into high speed industrial doors within the Territory. In such event, Rytec shall continue to be the Exclusive Distributor of SmartGate Products for retrofit on installed high speed industrial doors pursuant to subsection 02.1(ii).

         B. Exclusive Distributor Requirements (Retrofit) - Rytec shall have the right to be the Exclusive Distributor of SmartGate Products pursuant to subparagraph 02.1(ii) for retrofit sales for a period of one year from the full execution of this Agreement, provided Rytec meets the following criteria:
(i) within six months of the date of this Agreement, Rytec demonstrates a pre-production prototype for retrofit on at least one door ("Model") manufactured by at least two of Rytec's largest competitors; and (ii) at tradeshows determined by Rytec and at the National Manufacturing Week show in March 2003 ("NMW") Rytec will show and demonstrate its retrofit capabilities and will be prepared to take orders for the product; and (iii) Rytec shall have developed for distribution at or following the NMW sales literature, product video, installation video, and installation instructions for retrofit products.

         Within sixty (60) days following the NMW Rytec shall advise SmartGate as to whether or not it desires to be the Exclusive Distributor during the last four years of the term of thus Agreement. If said notice is in the affirmative, Rytec and SmartGate shall then have the next two-month period to conduct due diligence and market analysis based upon results of the industry's response at NMW and to negotiate the terms of an extension of the Exclusive Distributor arrangement for the last four years of the term of this Agreement. Factors in such negotiations will include, but not be limited to: minimum sales quantities; pricing; warranty and territory.

         In the event Rytec's response is in the negative or if Rytec and SmartGate cannot reach mutual agreement on the Exclusive Distributor extension, then, in such event, this Agreement shall remain in effect and binding: provided however, Rytec's right to purchase and distribute SmartGate Products for retrofit on installed high speed industrial doors pursuant to subsection 02.1(ii) shall become non-exclusive and SmartGate shall be entitled to sell its Products to others, including distributors and end-users within the Territory for retrofit purposes on installed high speed industrial doors. In such event, Rytec shall continue to be the Exclusive Manufacturer of SmartGate Products for new manufactured high speed industrial doors pursuant to subsection 02.1(i).

         04.3 COVENANT NOT TO COMPETE. Rytec shall not, without 90-day advance written notice to SmartGate, design, manufacture or purchase any product which is intended to provide safety sensing which moves with and precedes the moving door or provides a similar sensing function within the Industry. Upon such notice, the rights granted to Rytec pursuant to this Agreement shall automatically become a non-exclusive right to purchase SmartGate

Products at SmartGate's standard OEM price and SmartGate shall be free to market its Products to other manufacturers, dealers, and distributors within the Industry and Territory.

         04.4 TRADESHOW SUPPORT. During the term of this Agreement, Rytec shall provide SmartGate with a current Rytec high speed industrial door demonstrator to be equipped with SmartGate Product for demonstration at tradeshows attended by SmartGate. Additionally, Rytec shall include signage at all tradeshows where Rytec has a booth indicating that Rytec products utilize the InvisaShield(TM) technology.

         04.5 PRODUCT DESCRIPTION. Rytec shall only use SmartGate's description of the SmartGate Products and Product performance which are provided by SmartGate or otherwise approved by SmartGate in writing.

                      ARTICLE 05: SMARTGATE'S OBLIGATIONS

         05.1 SALES SUPPORT. SmartGate shall provide Rytec with such sales and marketing information applicable to Products and shall furnish materials as required for the creation of Rytec' catalogs, specifications, promotional literature, owner's manuals, and other materials pertaining to Products.

         05.2 ASSISTANCE. SmartGate shall provide Rytec with reasonable access to and assistance of its technical, sales and service personnel. Such assistance shall be without charge to Rytec except as may be otherwise mutually agreed.

         05.3 TRAINING. Rytec shall conduct, and shall cause its personnel to attend, and encourage any independent sales representatives of Rytec to attend, such technical, sales and service training sessions with respect to the Products as Rytec reasonably deems necessary in order to allow Rytec and its independent sales representatives to effectively market, sell and service the Products. SmartGate shall provide technical support and sales support as reasonably requested.

         05.4 PARTS SUPPLY. If SmartGate decides to discontinue the manufacturing of any Products following the termination of this Agreement, Rytec will be informed in writing at least three (3) months in advance. In each such case, SmartGate undertakes the obligation to continue to supply replacement or substitute parts for the term required by applicable law or in the absence of a specific legal requirement for a reasonable period of time from the date of discontinuance.

         05.5 INTERNATIONAL MANUFACTURER. SmartGate agrees that, in the event Rytec facilitates, by introduction and direct involvement, the establishment of customer relationships between manufacturer(s) of high speed industrial doors in countries outside of the Territory, the following volume discounts to the sale price as set forth on Exhibit "D" shall be provided to both Rytec and the manufacturer(s) in the other countries:


 PURCHASES BY CUSTOMER OUTSIDE
OF TERRITORY FACILITATED BY RYTEC          UNIT VOLUME DISCOUNT
     0 - 2,500 Units                       $0/per-Unit Discount
     2,501 - 5,000 Units                   $20/pcr-Unit Discount
     5,001 Units +                         $30/per-Unit Discount

         Any agreements or Product sales by SmartGate to purchasers outside the Territory shall be subject to SmartGate's sole discretion and contractual terms.

         05.6 RECALL SUPPORT. In the event SmartGate institutes a product recall of SmartGate Products purchased by Rytec, SmartGate will share with Rytec, on a 50-50 basis, the cost of the first two billable hours of dealer labor expense incurred to remove or replace components of the SmartGate Product.

                         ARTICLE 06: MUTUAL OBLIGATIONS

         06.1 SUPPORT. Rytec and SmartGate agree to devote their respective best efforts to work jointly to facilitate and improve "application" of the Products within the Industry and Territory and, except as otherwise provided herein, will jointly own any jointly developed intellectual property resulting from this joint effort. The foregoing described joint effort of Rytec and SmartGate is limited to seeking to facilitate and improve "application" of the Products within the Industry and does not include efforts to improve, change or otherwise alter the presence sensing function of SmartGate Products or technology. Any joint inventions or joint intellectual property primarily relating to the presence sensing function of SmartGate Products or SmartGate's technology shall be solely owned by SmartGate. Any joint inventions or joint intellectual property primarily relating to any "application" of SmartGate Products outside of the Industry or outside of the Territory shall be solely owned by SmartGate. Any joint inventions or joint intellectual property relating to SmartGate Products or application of SmartGate Products or SmartGate's technology which relate to the application of SmartGate Products both in the Industry and outside the Industry shall be owned solely by SmartGate but shall be licensed on a perpetual, non-exclusive, no cost basis to Rytec for use limited to the Industry and Territory.

         Any joint invention or joint intellectual property resulting from the joint efforts of Rytec and SmartGate under this Agreement which are primarily related to Rytec' products described in Exhibit "A" shall, to the extent not related to SmartGate Products or technology or the application of same, be solely owned by Rytec. Should this Agreement be terminated by Rytec pursuant to Paragraph 8.2 A or B, or by SmartGate pursuant to Paragraph 8.2 A or B, any jointly owned intellectual property, as described above, shall, to the extent relevant to the application or use of SmartGate Products for high speed industrial doors, be exclusively and perpetually licensed to SmartGate without cost.

         06.2 RIGHT OF FIRST REFUSAL. Should SmartGate develop, independently of Rytec, any intellectual property related to the Products (other than improvements to the Products themselves to which Rytec shall have a right of exclusive distribution pursuant to Paragraph 2.1) with application in the Industry, Rytec shall have a right of first refusal for an exclusive license or right of exclusive distribution within the Industry.

               ARTICLE 07: CONFIDENTIALITY AND PROPRIETARY RIGHTS

         07.1 CONFIDENTIAL INFORMATION. Each party acknowledges that the Confidential Information of the other comprises valuable trade secrets and is proprietary. Each shall hold the Confidential Information of the other in strict confidence and shall not use or disclose the same except as required to perform its obligations under this Agreement. The foregoing obligation shall not extend to information which is or becomes public knowledge through no fault of Rytec or SmartGate or which is required to be disclosed by law.

         07.2 TRADEMARKS AND TRADE NAMES. Rytec shall not use any of SmartGate's trademarks or trade names, or any mark or name confusingly similar thereto, in any manner, except (i) on letterhead, business cards and signs in order to identify itself as an authorized distributor of the Products, (ii) in sales and promotional materials provided such materials have been previously approved by SmartGate, or (iii) on high speed industrial door products incorporating the Products as approved by SmartGate. Rytec shall not register any of SmartGate's trademarks or any mark or name closely resembling them. Rytec shall reflect the InvisaShield(TM) mark on every Rytec product incorporating SmartGate Product and relating packaging, if any. Product instructions, advertising and public relations material in a manner reasonably acceptable to SmartGate.

                        ARTICLE 08: TERM AND TERMINATION

         08.1 TERM. This Agreement shall take effect on the date first above written and shall continue in full force and effect for five (5) years from the date hereof, or until terminated by either party as provided in Paragraph 8 ("Initial Term"). Provided Rytec is in compliance with all material terms and conditions of this Agreement, including but not limited to the minimum requirements as provided in subparagraphs 04.2(A) and (B), Rytec may renew this Agreement for an additional five (5) year term ("Renewal Term") without charge and upon written notice given at least six months prior to expiration at the same price and with minimum purchase requirements equal to 150% of that reflected in Paragraph 04.2A and B for the last year of the Initial Term.

         08.2 TERMINATION. This Agreement may be terminated by prior written notice to the other party as follows:

                  A. By either party, in the event the other party should fail to perform any of its obligations or breach any covenants or representations hereunder and should fail to remedy such nonperformance within thirty (30) calendar days after receiving written demand therefor; provided, however, that upon a second breach of the same obligation by such party, the other party hereto may forthwith immediately terminate this Agreement upon notice to the breaching party.

                  B. By either party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors.

         Upon termination, each party shall promptly return confidential documents and all materials, parts and equipment to the party owning same.

                         ARTICLE 09: GENERAL PROVISIONS

                  09.1 ENTIRE AGREEMENT. This Agreement, including the Annexes hereto, represents the entire agreement between the parties on the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing and signed by both parties.

                  09.2 NOTICES. All notices under this Agreement shall be in English and shall be in writing and given by certified mail and facsimile addressed to the parties at the addresses immediately below their respective signatures hereto, or to such address of which either party may advise the other in writing. Notices will be deemed given when sent.

                  09.3 FORCE MAJEURE. Neither party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence

                                                                           7
of such party. Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war or civil disturbance, strikes or other labor unrests, embargoes and other governmental actions or regulations which would prohibit either party from ordering or furnishing Products or from performing any other aspects of the obligations hereunder, delays in transportation, and inability to obtain necessary labor, supplies or manufacturing facilities.

                  09.4 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement shall not effect the validity and enforceability of any legal and enforceable provisions hereof.

                  09.5 APPLICABLE LAW. This Agreement shall be construed, enforced and performed in accordance with the laws of the State of Illinois, USA.

                  09.6 WAIVER. The failure of either party to require performance of any of the provisions herein shall not operate as a waiver of that party's rights to request strict performance of the same or like provisions, or any other provisions hereof, at a later time.

                  09.7 DISPUTE RESOLUTION. Any dispute which arises pursuant to this Agreement shall be resolved exclusively by binding arbitration before the American Arbitration Association seated in Chicago, Illinois. The determination of the arbitrators shall be final and binding upon the parties. Each party shall bear their own costs of arbitration.

         IN WITNESS WHEREOF, SmartGate and Rytec have caused this instrument to be executed by their duly authorized employees, as of the day and year first above written.


RYTEC CORPORATION.                           WITNESS:


By: /s/ Donald Grasso                        /s/ Diane ????
   -----------------------------------       ----------------------------------
Name: Donald Grasso                          /s/ Amy Penick
Title: Chief Executive Officer               ----------------------------------

Address:
One Cedar Parkway
Jackson, Wisconsin 53037-0403



SMARTGATE, L.C.                              WITNESS:


By: /s/ S. A. Michael, President             /s/ Diane ????
   -----------------------------------       ----------------------------------
Name: Stephen A. Michael                     /s/ Amy Penick
Title: President                             ----------------------------------

Address:
4400 Independence Court
Sarasota, Florida 34234

                                  EXHIBIT "A"

                   DEFINITION OF HIGH-SPEED INDUSTRIAL DOORS


         For purposes of the Agreement between Rytec and SmartGate, the term "high-speed industrial doors" shall be defined as all doors used in industrial, commercial (not primarily for pedestrian traffic) and cold storage applications which operate at speeds in excess of twenty (20) inches per second, including but not limited to rolling, folding, biparting and sliding doors.

                                  EXHIBIT "B"

                    DESCRIPTION OF SMARTGATE, INC.'S PRODUCT


         For purposes of the Agreement between Rytec and SmartGate, the term "SmartGate Product" shall mean the SmartGate II ISM with host box & power conditioner and the SmartGate II ISG Unit as an operational pair or any upgrade or replacement thereto which provides similar function. SmartGate Products, for purposes of the Agreement, do not include additional equipment or parts including, but not limited to, cabling, wiring, antenna, antenna material, power supply, etc. (herein "Excluded Ancillary Parts and Materials").

                                  EXHIBIT "C"

                          TERMS AND CONDITIONS OF SALE


                  -        U.S. Dollars
                           Non-US accounts subject to special terms
                           Prices do not include shipping & handling

                  -        COD until account established
                           Net 30, 2% 10, 5% Cash
                           Late charge 2% per month

                  -        RMA required for all product repair and returns

                                  EXHIBIT "D"

                     PURCHASE PRICE FOR SMARTGATE PRODUCTS

                        $370.00 F.O.B. SARASOTA, FLORIDA


         The foregoing prices for SmartGate Products shall, upon 90 days written notice, be automatically proportionately increased to the extent SmartGate documents an actual increase from the date hereof in the per-unit cost of any component, material or part included in SmartGate Products.

         The purchase price for SmartGate Products relates only to the products described on Exhibit "A". Any Excluded Ancillary Parts and Materials as defined in Exhibit "A" may be purchased by Rytec from SmartGate at prices quoted by SmartGate for said materials.

                                  EXHIBIT "E"

                              SMARTGATE'S WARRANTY


                               (ATTACHED HERETO)

I.       WARRANTY


                                    WARRANTY
                         SMARTGATE(R) II SAFETY SYSTEM

         SmartGate, L.C., a Florida (USA) limited liability company ("SmartGate"), certifies to Rytec Corporation ("Purchaser") that this SmartGate(R) II safety system ("Product" or "SmartGate(R) II Safety System") is free from defects in material and manufacture under normal intended use as part of a powered closure device for a period of one year from its date of documented installation ("Warranty Period"). Notwithstanding the foregoing, the Warranty Period does not extend more than two (2) years after the date of shipment of the Product.

         If this Product proves to SmartGate's satisfaction to be defective in material or workmanship under normal intended use within the Warranty Period, then SmartGate's entire liability shall be, at SmartGate's option, either (a) repair of the Product, or (b) replacement of the Product with a new or reconditioned Product.

         This warranty is the entire remedy of the Purchaser. The Purchaser agrees that this warranty is given by SmartGate to Purchaser only, and that any warranty rights Purchaser may grant to the buyers of its products which include the SmartGate(R) II Safety System shall be that of Purchaser alone, and SmartGate shall have no obligation or liability with respect to any such warranty rights Purchaser may give to its buyers, except to perform its obligations to Purchaser pursuant to the terms and conditions of this warranty.

         This warranty is automatically voided by any of the following, in which case SmartGate shall have no obligation or liability to Purchaser or anyone whatsoever; alteration, modification, or disassembly of the Product; removal, alteration or obliteration of the serial number or the Product name or model on the Product; failure to follow an installation, maintenance, safety or other instruction; intentional, negligent or other misuse, abuse or improper use; any use other than as part of a powered closure device; any use outside the recommended environment or operating conditions; act of God; surge, fluctuation or other variation in electric current or voltage; any defect in anything to which the Product is attached; any other condition or occurrence beyond the reasonable control of SmartGate.

         THIS WARRANTY IS MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         SMARTGATE SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOSS OF PROFITS, REVENUE OR BUSINESS, DAMAGES FOR COST OF REMOVAL, INSTALLATION OR REINSTALLATION, DAMAGES FOR PENALTIES, AND DAMAGES FOR TORTS) IN ANY WAY RELATED TO THE PRODUCT.

         There are no warranties that extend beyond the description on the face of this warranty. The wording of this warranty cannot be waived, amended, modified, changed or supplemented in any way whatsoever except by a written document that expressly refers to this warranty and that is signed by an officer of SmartGate.

         This Product is not intended for home or consumer use.

         The laws of Florida (USA) without regard to its conflict of laws provisions govern this warranty and all other obligations of SmartGate with respect to the Product.

         This Product is not intended for sale or use outside the country of sale or use, as authorized in writing by SmartGate, and no warranties are made for such sale or use.

         The SmartGate(R) II Safety System is designed only to alert a powered closure device of an impending strike. The speed and shape of the sensed object, the ability of the powered closure device to stop and reverse after it has been alerted, and other factors not within the control of SmartGate, may affect the perceived performance of the SmartGate(R) II Safety System. Due to the inevitable changes in operating environment, closure device operation, and other unforeseeable factors, installation of this Product must be accompanied by a comprehensive, ongoing, and strictly enforced inspection program by the powered closure device owner or operator to assure proper operation of the SmartGate(R) II Safety System and powered closure device both individually and as a system. If upon inspection, the powered closure device does not react with the enhanced safety expected, it should be taken out of service until a property trained technician performs service or repairs. Regular inspection and maintenance will help to maintain a high "operations with safety" to "total operations" ratio. SmartGate accepts no responsibility for ongoing inspection and maintenance of its Products.

         All claims under this warranty must be made within ten (10) days after discovery of the defect by telephoning, faxing or emailing SmartGate to obtain a Return Material Authorization (RMA) number and the location of the nearest authorized warranty service provider, then returning the Product with proof of purchase to SmartGate or an authorized warranty service provider at sender's expense within ten (10) days thereafter.


SMARTGATE, L.C.                                  TECH SUPPORT 941-355-9361
4400 INDEPENDENCE COURT                          SALES 800-863-9361
SARASOTA, FLORIDA (USA) 34234                    FAX 941355-9373
EMAIL: SALES@SAFETYSENSOR.COM                    INTERNET: WWW.SAFETYSENSOR.COM